ARVIN INDUSTRIES, INC.

                    NOTICE
                      of
Annual Meeting of Shareholders To Be Held April 13, 1995

To the Shareholders of
ARVIN INDUSTRIES, INC.

The Annual Meeting of Shareholders of Arvin Industries,
Inc., an Indiana corporation, will be held at the Holiday
Inn Conference Center, 2480 Jonathan Moore Pike (Highway 46
West), Columbus, Indiana on Thursday, April 13, 1995, at
10:30 a.m., for the following purposes:
(1)     To elect four directors for a term of three years;
(2) To ratify the Board of Directors' appointment of Price Waterhouse as Arvin's independent certified public accountants for the current year; and
(3) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof. Shareholders of record at the close of business on February 24, 1995, are entitled to notice of and to vote at the Annual Meeting.
Arvin's Annual Report for fiscal year 1994 is enclosed.

IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE
MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED
PROXY CARD IN THE ENVELOPE PROVIDED.

No postage is required if the proxy is mailed in the United
States. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

        Ronald R. Snyder
        Secretary
Columbus, Indiana
March 10, 1995

ARVIN INDUSTRIES, INC.
One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000

Proxy Statement For Annual Meeting of Shareholders
To Be Held April 13, 1995

This proxy statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Arvin Industries, Inc. ("Arvin") from holders of Arvin's common shares, par value $2.50 per share ("Common Shares"), for use at the Annual Meeting of Shareholders to be held April 13, 1995, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice (the "Annual Meeting"). Arvin will bear all costs relating to the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, Arvin's officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Shares held of record by such persons, and Arvin will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in that connection. In addition, Arvin has retained Hill and Knowlton, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at a fee of $6,250 plus reasonable out-of-pocket expenses.

This proxy statement is first being sent to shareholders on or about March 10, 1995.

VOTING AT THE MEETING

The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on February 24, 1995, at which time Arvin had issued and outstanding 22,250,307 Common Shares. Each shareholder will be entitled to one vote for each Common Share held with respect to all matters which may be properly submitted to a vote of shareholders at the Annual Meeting.

All proxies that are properly signed and received by Arvin prior to the Annual Meeting will be voted in accordance with the instructions on such proxies unless they have been revoked. If no instruction is indicated, the shares will be voted FOR the election of the four nominees for director listed in this proxy statement, FOR ratification of the appointment of independent public accountants, and in the discretion of the persons named in the proxy on such other matters as may properly come before the Annual Meeting. Any shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary of Arvin written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present and will treat abstentions as Common Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have the discretionary authority as to certain Common Shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. A plurality of the Common Shares voted in person or by proxy is required to elect a director. Ratification of the appointment of the independent public accountants will be approved if the votes cast favoring the appointment of the independent accountants exceed the votes cast opposing such action. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. For purposes of determining the approval of the matters submitted to the holders of Common Shares for a vote, abstentions will not be considered.

PROPOSAL 1 - ELECTION OF DIRECTORS

Arvin's Restated Articles of Incorporation, as amended,
provide that its By-Laws may divide the Board of Directors
into classes, with the terms of office of directors in each
class being more than one year. The By-Laws provide that the
Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that
at each Annual Meeting of Shareholders the successors to the directors whose terms expire that year shall be elected for
a term of three years. At the Annual Meeting, four incumbent directors whose terms expire at the 1995 meeting will be
nominated for a three-year term.
Unless otherwise directed, proxies will be voted for the
election of the four nominees listed below who have been
designated by the Board of Directors. If, on account of
death or other unforeseen contingencies, any of these
persons is unavailable for election, the proxies will be
voted for a substitute nominee designated by the Board of
Directors.
The following sets forth certain information with respect
to the nominees and continuing directors of Arvin:
                                                             Number of
                                                           Common Shares
                                                            Beneficially
                                                             Owned as of
                                                              January 2,
                                                               1995(1)
Nominees for Three-Year Terms:
Joseph P. Allen, President and Chief Executive Officer,
 Space  Industries International, Inc.                          3,390
Dr. Allen, 57, is a graduate of DePauw
University with a Bachelor of Arts degree and
attended Christian Albrechts Universitaet in
Kiel, Germany as a Fulbright Scholar. He also
earned Master of Science and Doctor of
Philosophy degrees from Yale University. Dr.
Allen was an astronaut with NASA from 1967 to
1985, when he became Executive Vice President
of Space Industries, Inc., a designer of space
facilities located in Webster, Texas. Dr. Allen
was elected President of Space Industries
International in 1988 and Chief Executive
Officer in 1991. Dr. Allen was first elected to
Arvin's Board of Directors in 1985. He is also
a director of Space Industries.
                                                             Number of
                                                            Common Shares
                                                             Beneficially
                                                             Owned as of
                                                              January 2,
                                                               1995(1)
Nominees for Three-Year Terms:
Steven C. Beering, President of Purdue University               1,000
        (2)
Dr. Beering, 62, holds Bachelor of Science and
Doctor of Medicine degrees from the University of Pittsburgh. He was named President of Purdue
University and the Purdue University
Foundations in 1983. He is also a director of Eli Lilly and Company, NIPSCO Industries, Inc.,
Space Industries International, Inc., American
United Life Insurance Co. and Guidant
Corporation. He was first elected to Arvin's
Board of Directors in 1983.

Joseph P. Flannery, Chairman, President and Chief Executive
Officer of Uniroyal, Inc.                                       1,000
Mr. Flannery, 61, holds a Bachelor of Science degree from the University of Lowell and a Masters of Business Administration degree from Harvard University. He joined Uniroyal, Inc. in
1959 and, after holding a number of positions with Uniroyal, Inc. and its Uniroyal Chemical
Division, was elected a director and President and Chief Operating Officer of Uniroyal, Inc.
in 1977 and its Chief Executive Officer in 1980. Since 1987 Mr. Flannery has been Chairman of the Board, President and Chief Executive
Officer of Uniroyal, Inc. He was first elected an Arvin director in 1991. Mr. Flannery also serves on the boards of directors of APS
Holding Corporation, Ingersoll-Rand Company,
K mart Corp., Newmont Mining Corp., Newmont
Gold Co., The Scotts Company and ARS Holding
Corporation. He also serves on the national board of trustees of Boys Clubs of America and The Little League Foundation.

V. William Hunt, Executive Vice President of Arvin              70,503(3)(4)
Mr. Hunt, 50, holds Bachelor of Arts and Doctor of Jurisprudence degrees from Indiana
University. Mr. Hunt joined Arvin in 1976 and was elected Vice President-Administration in
1980, Secretary in 1982 and Executive Vice
President in 1990. He was first elected to the Board of Directors in 1983.
                                                                Number of
                                                              Common Shares
                                                               Beneficially
                                                               Owned as of
                                                                January 2,
                                                                  1995(1)
Continuing Directors:
James K. Baker, Chairman of the Board of Directors of Arvin
                                                              283,108(3)(4)(5)
Mr. Baker, 63, graduated from DePauw University and holds a Master of Business Administration degree from Harvard University. Associated with Arvin since 1955, he was elected a member of the Board of Directors in 1968, elected
President and appointed Chief Executive Officer in 1981, and elected Chairman of the Board in 1986. His current term on the Board of Directors expires in 1997. Mr. Baker is also a director of Amcast Industrial Corporation, Geon
Company, NBD Bancorp, CINergy, Inc., Space
Industries International, Inc. and Tokheim
Corp., and is a former Chairman of the United
States Chamber of Commerce. He also serves as Chairman of the Board of Trustees of DePauw
University and is a director of the Business
Higher Education Forum.

William D. George, President and Chief Executive Officer of
  S.C. Johnson & Son, Inc.              1,000
Mr. George, 62, received a Bachelor of Arts
degree from DePauw University and a Masters of
Business Administration degree from Harvard
University. In 1981, he joined S.C. Johnson
Wax, a manufacturer of chemical specialty
products headquartered in Racine, Wisconsin,
and, after holding a number of positions,
became Executive Vice President and Chief
Operating Officer, Worldwide Consumer Products
in 1988 and President of Worldwide Consumer
Products in 1990. He was elected President and
Chief Executive Officer and a member of the
Board in 1993. Mr. George was elected to the
Arvin Board of Directors in 1994, and his
current term expires in 1996. He also serves on
the board of directors of Ralcorp Holdings and
is a member of the Board of Trustees of
Carthage College.
                                                            Number of
                                                           Common Shares
                                                            Beneficially
                                                            Owned as of
                                                             January 2,
                                                               1995(1)
Continuing Directors:
Ivan W. Gorr, Former Chairman of the Board and Chief
  Executive Officer of Cooper Tire & Rubber Company             1,500
Mr. Gorr, 65, is a graduate of the University of Toledo and is a certified public accountant.
Mr. Gorr began his career with Cooper Tire in 1972 as corporate controller and, after having served as executive vice president, treasurer and chief financial officer, was elected president and chief operating officer in 1982 and Chairman and Chief Executive Officer in
1989, serving in those capacities until 1994.
Cooper Tire, located in Findlay, Ohio,
specializes in the manufacture and marketing of rubber products for consumers and industrial users. Mr. Gorr was elected a director of Arvin in 1994, and his current term on the Board of Directors expires in 1997. He also serves as a director of Amcast Industrial Corporation,
Fifth Third Bancorp, OHM Corporation and Cooper
Tire & Rubber Company.

Richard W. Hanselman, Former Chairman and Chief Executive
  Officer of Genesco, Inc.                                       1,200
Mr. Hanselman, 67, is a graduate of Dartmouth
College. He joined Genesco in 1980 and was
named Chief Executive Officer in 1981, serving
in that capacity and as its Chairman until
1986. Genesco is a diversified manufacturer of
footwear and apparel located in Nashville,
Tennessee. Mr. Hanselman was first elected to
Arvin's Board of Directors in 1983, and his
current term on the Board of Directors expires
in 1997. He is also a director of Becton,
Dickinson & Co., Benson Eyecare Corporation,
Healthtrust Inc., Bradford Funds, Inc.,
Foundation Health Corp., Gryphon Holdings, Inc.
and IMCO Recycling Inc.
                                                             Number of
                                                           Common Shares
                                                            Beneficially
                                                            Owned as of
                                                             January 2,
                                                               1995(1)
Continuing Directors:
Don. J. Kacek, Chairman, President and Chief Executive
Officer
  of Advanced Automation Technologies, Inc.                     1,000(2)
Mr. Kacek, 58, holds a Bachelor of Science degree from Illinois Institute of Technology.
He became President and Chief Executive Officer of Ransburg Corporation in 1977 and was elected
Chairman of its Board of Directors in 1978, in which capacities he served until 1988. In 1989, Mr. Kacek became a director of Advanced
Automation Technologies, Inc. and since 1990 has been its Chairman, President and Chief
Executive Officer.  Advanced Automation
Technologies is a manufacturer of factory automation equipment located in Indianapolis,
Indiana. He was first elected to Arvin's Board of Directors in 1982, and his current term on the Board of Directors expires in 1997.

Frederick R. Meyer, Chairman of the Board of Aladdin
  Industries, Inc.                                               13,100
Mr. Meyer, 67, graduated from Purdue University
and holds a Master of Business Administration
degree from Harvard University. Mr. Meyer was
named President and Chief Operating Officer of
Tyler Corporation in 1983, a position which he
held until his resignation in 1986. In 1985 he
became Chairman of the Board, and from 1987 to
1994 also served as President of Aladdin
Industries, Inc., a diversified company
principally engaged in the manufacture of
children's lunch kits, thermosware, insulated
food delivery systems and related products
located in Nashville, Tennessee. Mr. Meyer was
first elected to Arvin's Board of Directors in
1980, and his current term expires in 1996. He
also serves as a director of Tyler Corporation
and Southwest Securities Group, Inc.
                                                                Number of
                                                              Common Shares
                                                               Beneficially
                                                               Owned as of
                                                                January 2,
                                                                1995(1)
Continuing Directors:
Byron O. Pond, President and Chief Executive Officer of
  Arvin                                                         114,204 (3)(4)
Mr. Pond, 58, is a graduate of Wayne State
University with a Bachelor of Science degree in Business Administration. Mr. Pond was first employed by Maremont Corporation as a Director of Field Sales Planning in 1968. After serving successively as Vice President, General
Manager, Senior Vice President and Executive
Vice President, he became President of Maremont
Corporation in 1979 and Chief Executive Officer in 1981. Mr. Pond became an Executive Vice
President and director of Arvin in 1990, was elected President in 1991 and was appointed
Chief Executive Officer in 1993. His current term on the Board of Directors expires in 1996.

Richard A. Smith, Vice President-Finance & Chief Financial
  Officer of Arvin                                              41,722(2)(3)(4)
Mr. Smith, 49, graduated from the University of
Illinois at Chicago, was awarded a Master of
Business Administration by Northwestern
University and earned a Doctor of Jurisprudence
degree from St. Louis University. He held a
series of executive financial positions with
The May Department Stores Company from 1981
until joining Arvin in 1989. May, headquartered
in St. Louis, Missouri, operates retail
department and specialty stores. Mr. Smith was
elected Vice President-Finance and a member of
Arvin's Board of Directors in 1990. His current
term on the Board of Directors expires in 1996.
                                                               Number of
                                                             Common Shares
                                                              Beneficially
                                                              Owned as of
                                                               January 2,
                                                                1995(1)
Continuing Directors:
Arthur R. Velasquez, President and Chief Executive Officer
of
  Azteca Foods, Inc.                                            1,000
Mr. Velasquez, 56, is a graduate of the
University of Notre Dame with a Bachelor of Science degree in Electrical Engineering and holds a Masters of Business Administration from the University of Chicago. He was a founder of Azteca Corn Products Corporation in 1970, now
Azteca Foods, Inc. Azteca is a manufacturer of Mexican foods located in Chicago, Illinois. Mr.
Velasquez is also co-founder and principal owner of radio station WOPA in Chicago. Mr.
Velasquez was first elected an Arvin director in 1994, and his current term expires in 1996.
He also serves on the boards of directors of LaSalle National Bank, Peoples Energy
Corporation, Chicago Metro Board of Junior
Achievement, the Maryville City of Youth, and serves on the Boards of Trustees of the University of Notre Dame and St. Xavier
University.
(1) Except as otherwise noted, each person exercises sole voting and investment power over the shares beneficially owned by him. Other than Mr. Baker, who beneficially owns approximately 1.3% of the outstanding Common Shares, no nominee or director is individually the beneficial owner of more than 1.0% of Arvin's outstanding Common Shares.
(2)     Shared voting and investment power, as follows: Mr.
Beering-1,000 shares; Mr. Kacek-1,000 shares; and Mr.
Smith-9,500 shares.
(3) Includes Common Shares subject to options which may be exercised within 60 days after January 2, 1994, as follows: Mr. Hunt-56,250 shares, Mr. Baker-112,773 shares, Mr. Pond-90,500 shares, and Mr. Smith-30,750 shares.
(4) Includes Common Shares held in such participant's accounts under certain Arvin employee benefit plans, as follows: Arvin Savings Plan: Mr. Hunt-6,134 shares,
Mr. Baker- 18,190 shares, Mr. Pond-704 shares, and
Mr. Smith-1,472 shares; and Arvin Equity Account Plan:
Mr. Hunt-1,330 shares and Mr. Baker-25,880 shares.
Common Shares held in the Arvin Savings Plan and the Arvin Equity Account Plan are voted at the direction of the participant.
(5) Includes Common Shares owned of record by Mr. Baker's immediate family. Mr. Baker has disclaimed any beneficial interest in 33,648 of these Common Shares.

Compensation of Directors

During 1994, the Chairman of the Board of Directors and non-employee members of the Board of Directors were compensated for their service as directors as follows: an annual fee of $20,000; a fee of $1,500 for membership on any regular committee of the Board; and attendance fees of $1,500 and $1,000, respectively, for each Board and committee meeting. The Chairman and non-employee Board members are also paid fees of $500 for telephonic consultation and $1,000 per day or half-day for special assignments. Further, during 1994, Dr. Beering was paid $24,550 for his services as a non-employee director of Space Industries International, Inc., approximately a 70%-owned subsidiary of Arvin.

Meetings of Directors and Committees

The Board of Directors met six times in 1994.
There are three standing committees of the Board of Directors. The Audit Committee, the current members of which are Messrs. Kacek (Chairman), Velasquez, Gorr and Smith (ex-officio), has the responsibility to assess and oversee the adequacy of internal controls and the integrity of Arvin's financial statements. Its functions include: recommending outside auditors; assessing the plan and scope of the audit; reviewing the results of the annual audit and financial statements before release (including disclosure requirements); evaluating auditors' fees; overseeing the effectiveness of the internal audit function; directing and supervising any investigation into matters within the scope of the foregoing duties (including compliance with the Foreign Corrupt Practices Act); and performing such other related functions as the Board of Directors may, from time to time, delegate to the Audit Committee. The Audit Committee met four times in 1994.
The Compensation Committee, which met four times during 1994, is currently comprised of Messrs. Meyer (Chairman), Hanselman and Beering. The Compensation Committee is responsible for establishing and administering the compensation policies of Arvin. See "Report of the Compensation Committee on Executive Compensation."
The Committee on Directors makes recommendations to the Board of Directors as to nominees for election as directors. This committee will consider nominees recommended by Arvin shareholders; any such recommendations may be submitted in writing to the Chairman of the Committee on Directors, in care of Arvin's executive offices in Columbus, Indiana. The current members of the Committee on Directors, which met four times in 1994, are Messrs. Flannery (Chairman), Allen and George.

EXECUTIVE COMPENSATION

Summary
The following table summarizes the annual and long-term compensation for services to Arvin and its subsidiaries for fiscal years 1994, 1993, and 1992 awarded or paid to or earned by the chief executive officer and each of the four other most highly compensated executive officers of Arvin
(the "Named Officers") during 1994.


                                           Summary Compensation Table

                                                                  Long-Term
                                     Annual Compensation         Compensation
                                                                     Awards
                                -------------------------------   ----------
                                                    Other Annual  Securities  All Other
Name and Principal               Salary     Bonus   Compensation  Underlying Compensation
Position                  Year     ($)        ($)       ($)(1)    Options(#)    ($)(2)
- ------------------        ----   --------   --------    -------  -----------  -----------
Byron O. Pond             1994   $500,000   $225,000    $10,145     30,000     $4,500
President & Chief         1993    438,269    112,347      6,626    171,500      7,075
Executive Officer         1992    325,000    211,250     10,839     20,000      6,866

James K. Baker            1994    228,500(3)  90,000     3,280           0      4,500
Chairman                  1993    381,731     97,341     2,432      11,000      7,075
                          1992    475,000    308,750     2,069      28,500      6,866

V. William Hunt           1994    288,615    129,877     4,677      13,000      4,500
Executive Vice President  1993    276,500     70,508     3,991      10,000      7,075
                          1992    265,000    172,250     2,550      13,250      6,866

Richard A. Smith          1994    232,800    104,760     4,003      11,000      4,500
Vice President-Finance &  1993    222,608     56,765     3,601       8,000      7,075
Chief Financial Officer   1992    215,000    139,750     2,703      10,750      6,866

Ronald R. Snyder          1994    188,846     84,981     5,604       8,500      4,500
Vice President, General   1993    180,000     45,900     4,925       6,500      7,075
Counsel & Secretary       1992     17,308          0         0       5,000          0




(1) The compensation reported is the amount reimbursed by Arvin for the payment of certain taxes.
(2) The compensation reported represents Arvin matching contributions to the Arvin Savings Plan.
(3) The compensation reported includes amounts paid for services as a director as follows: an annual fee of $20,000 and attendance fees of $8,500.

Options Granted in 1994

The following table sets forth certain information as to options to purchase Common Shares of Arvin granted to each of the Named Officers under the 1988 Stock Benefit Plan during the fiscal year ended January 1, 1995 and the potential realizable value, assuming certain annual rates of appreciation.

                                            Option Grants In Last Fiscal Year

                                                                       Potential realizable value at
                                                                       assumed annual rates of stock
                            Individual Grants                      price appreciation for option term(3)
                ------------------------------------------------   -------------------------------------
                 Number of    Percent of
                securities   total options
                underlying    granted to     Exercise
                   options    employees in   price ($   Expiration
Name           granted(#)(1)  fiscal year   per Sh(2))     date           5% ($)       10%($)
- ---------------  ----------   -----------   ---------  ----------        --------   ----------
Byron O. Pond       30,000       8.7%         $25      09/09/2004        $471,750   $1,195,500
James K. Baker           0       0.0            -               -               0            0
V. William Hunt     13,000       3.8           25      09/09/2004         204,425      518,050
Richard A. Smith    11,000       3.2           25      09/09/2004         172,975      438,350
Ronald R. Snyder     8,500       2.5           25      09/09/2004         133,663      338,725
All Optionees      345,850     100.0           25      09/09/2004       5,438,491   13,782,122

(1) All options granted to the Named Officers were granted on September 9, 1994 and will first become exercisable September 9, 1995.
Vesting may be accelerated as a result
of certain changes in control of Arvin.
(2) All options were granted at market value (the average of the high and low prices of the Arvin Common Shares) on the date of grant.
(3) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of stock price appreciation over the ten-year term of the option.
Potential realizable value is presented net of the option exercise price, but before taxes associated with the exercise. Actual gains, if any, on stock option exercises and Common Share holdings are dependent on the future performance of the Common Shares and overall market conditions as well as the optionholders' continued employment through the ten-year term of the option. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 1994

The table below sets forth certain information concerning the exercise of options to purchase Common Shares under the 1988 Stock Benefit Plan and the 1978 Stock Option Plan during fiscal year 1994 by each of the Named Officers and the value of unexercised options held by each of the Named
Officers as of January 2, 1995.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

                                Value    Number of Securities            Value of Unexercised
                Shares Acquired Realized Underlying Unexercised Options  in the Money Options
Name            on Exercise (#)  ($)(1)  at Fiscal Year-End (#)          at Fiscal Year-End ($)(2)
- --------------  --------------- -------- -----------------------------   --------------------------
                                         Exercisable Unexercisable       Exercisable  Unexercisable
                                         ----------- -------------       -----------  -------------
Byron O. Pond       15,306       $157,027   90,500      180,000           $158,625           $0
James K. Baker           0              0  112,773            0            115,968            0
V. William Hunt          0              0   56,260       13,000             23,344            0
Richard A. Smith     2,500         22,406   30,750       11,000             41,750            0
Ronald R. Snyder         0              0   11,500        8,500                  0            0

(1) Represents the difference between the closing price of the Arvin Common Shares on the New York Stock Exchange on the business day preceding the date of exercise and the option exercise price.
(2) Represents the difference between $23.25, the closing price of the Arvin Common Shares on the New York Stock
Exchange on December 31, 1994, and the option exercise price.

Employment Agreement

An employment agreement between Arvin and Mr. Pond, effective June 17, 1993, provides, among other things, for his full time employment until June 16, 1997, with automatic one-year extensions each June 17, unless terminated by Arvin or Mr. Pond, at an annual salary of not less than $500,000. The agreement also provides that it will be binding upon a successor corporation in the event that Arvin is merged into any other corporation or that any other corporation acquires substantially all of the assets of Arvin.

Retirement Plan

The table below shows the estimated annual benefits payable upon retirement to persons, including the Named
Officers, covered under Arvin's Retirement Plan for Exempt
Salaried Employees (the "Retirement Plan") and Arvin's
Supplemental Retirement Plan (the "Supplemental Retirement
Plan") (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below), in the specified compensation and years of service classifications. The table assumes that the last five years of service occur after October 1, 1991. The amounts reflected in the table are not subject to any deduction for Social Security benefits or other offset amounts except for the Arvin Equity Account described below.

Annual Compensation
(Average of 5 Highest
Consecutive Years             Annual Life Income With Years of Service at
in Last 10)                       Age 65 (Single Life Annuity)
- ------------------  ---------------------------------------------------------------
                       15         20         25         30         35          40
                    -------    -------    -------    -------    -------    --------
$250,000            $40,145    $52,645    $55,145    $77,645    $90,145    $102,645
$350,000             56,395     73,895     91,395    108,895    126,395     143,895
$450,000             72,645     95,145    117,645    140,145    162,645     185,145
$550,000             88,895    116,395    143,895    171,895    198,895     226,395
$650,000            105,145    137,645    170,145    202,645    235,145     267,645
$750,000            121,395    158,895    196,395    233,895    271,395     308,895
$850,000            137,645    180,145    222,645    265,145    307,645     350,145
$950,000            153,895    201,395    248,895    296,395    343,895     391,395

The Retirement Plan is a defined benefit plan, based on total years of service, which provides a life annuity determined by the average of the five highest consecutive years' annual earnings in the last ten years of service. For credited service earned prior to October 1, 1991, the benefit is calculated by multiplying 1% for each year of credited service times the average annual earnings figure. Effective October 1, 1991 the Retirement Plan and certain other defined benefit pension plans covering domestic salaried employees of Arvin and its subsidiaries (including the Maremont Corporation Pension Plan for Salaried Employees, discussed below) adopted a new unified benefit formula for service credited after that date. With respect to credited service earned on or after October 1, 1991, the benefit is calculated by (i) multiplying 1% for each year of credited service times the average annual earnings figure and (ii) adding to that amount an amount determined by multiplying 0.25% for each year of credited service (up to a maximum of 35 years) times the amount by which the average annual earnings figure exceeds a portion of the social security wage base (for 1994, $38,400). Five years of service are required for vesting under the Plan. Employees may qualify for full benefits at age sixty-five, subject to certain exceptions under the Employee Retirement Income Security Act of 1974, though provisions are made within the Plan for early retirement at reduced benefits and for disability retirement. The compensation covered by the Plan includes salaries, bonuses and compensation deferred at the option of the employees resulting from contributions to the Arvin Savings Plan. For the calendar year ended December 31, 1994, credited years of service for the Named Officers are as follows: Mr. Pond- 3 years (for determination of benefits; 26 years for vesting purposes); Mr. Baker-38 years; Mr. Hunt-18 years; Mr. Smith-5 years; and Mr. Snyder-2 years. With respect to the period prior to October 1, 1991, Mr. Pond is covered under the Maremont Pension Plan discussed below.
In 1983, the Arvin Retirement Plan was amended to allow investment of up to 10% of Plan funds in Common Shares which may be acquired from time to time in private or market purchases or by contribution of original issue or treasury shares. In 1994, the Plan acquired 22,922 Common Shares.
As of September 1, 1985, the Retirement Plan was further amended to transfer to the Arvin Equity Account of the Arvin Savings Plan assets and liabilities for the accrued benefits of active Retirement Plan participants, and a provision was added which credits the benefit payable under the Arvin Equity Account against the benefit payable under the Retirement Plan. The 1985 amendment also added provisions prohibiting termination of the Retirement Plan and recovery of any excess assets ("overfunding") in the Plan unless approved by a majority of the "Continuing Directors" (as defined in the Retirement Plan) and providing that, in the event of a change of control of Arvin without Continuing Director approval, the percentage for each year of credited service used in the Retirement Plan's benefit formula would be increased as necessary so that all Plan assets would be needed to provide benefits to participants and any overfunding would be eliminated.
Annual benefits payable upon retirement under the Retirement Plan are subject to limitation imposed by law in prescribed circumstances. To the extent that an individual employee's retirement benefit would exceed such limit, the pension benefit payable upon retirement set forth in the above table will be paid pursuant to the Supplemental Retirement Plan.
As noted above, prior to October, 1991 Mr. Pond was President and Chief Executive Officer of Maremont Corporation. Mr. Pond became a participant in the Arvin Retirement Plan effective October 1, 1991, and his pension for the period prior to that date will be provided under the Maremont Corporation Pension Plan for Salaried Employees in lieu of the Arvin Retirement Plan. The Maremont Pension Plan is a defined benefit plan, based on total years of service, which provides a life annuity determined by the average of the five highest consecutive years' annual earnings in the last fifteen years of service. With respect to service earned prior to October 1, 1991, the benefit is calculated by multiplying 1.5% for each year of credited service times the average annual earnings figure and is reduced by a portion of expected primary Social Security payments. Vesting schedules and early retirement and disability retirement benefits are substantially similar to those under the Arvin Retirement Plan. The compensation covered by the Maremont Plan includes salaries, bonuses and employee contributions to the Maremont Thrift Plan. As of October 1, 1991, Mr. Pond was credited with 223/4 years of service under the Maremont Pension Plan. Subsequent to that date, Mr. Pond will not be credited with any additional years of service under the Maremont Pension Plan as Mr. Pond will be covered by the Arvin Retirement Plan. The estimated annual benefits payable to Mr. Pond upon his retirement under Maremont's Pension Plan, assuming continued employment until age 65, would be $49,500 for every $100,000 of annual compensation, or $246,084 (based on the average of his five highest consecutive years of compensation in his last fifteen years of service with Maremont), and in each case is subject to reduction to reflect Social Security benefits. To the extent that the retirement benefit under the Maremont Pension Plan exceeds certain limitations imposed by law, the excess will be paid pursuant to a Supplemental Retirement Plan similar to the one maintained by Arvin.
In addition, upon retirement at age 65, Mr. Pond will be entitled to receive $30,000 per year under a Maremont insurance-funded retirement program for a period of ten (10) years. In the event of Mr. Pond's death prior to retirement or during the ten (10) years following retirement, such annual benefits will be paid to his beneficiary.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes the general compensation policies of Arvin, makes recommendations to the Board of Directors with respect to the specific compensation levels for the Chairman and the President/CEO, reviews and approves the annual cash bonus incentive plan for executives, including the Named Officers, who are members of the Office of the Chief Executive, administers the 1988 Stock Benefit Plan, reviews the remuneration of other officers and considers and recommends the adoption of compensation plans for officers and directors.
Arvin's compensation philosophy is to provide a total compensation program which will attract and retain qualified executives and motivate superior performance. The Compensation Committee and management of Arvin are committed to the principle that pay should be commensurate with performance and attainment of predetermined financial and strategic objectives. As a consequence, pay is more heavily influenced by company performance.
The compensation program consists of three components:
base salary, annual cash incentive opportunities and long-term stock-based incentive opportunities. The compensation philosophy for base salary is to set executive base salaries slightly below industry norms, with the proportion of total cash compensation that can be earned based on variable incentive compensation above industry norms. Industry norms used in establishing base salaries for the CEO and each of the Named Officers in 1994 were determined by gathering competitive compensation information from the companies comprising the Dow Jones Auto Parts and Equipment Index as well as from other manufacturing companies selected on the basis of similar sales volume, level of employment and international scope.
The Arvin philosophy for variable cash bonus incentive compensation is to provide rewards when financial objectives are achieved. In 1994, these objectives, designed to increase shareholder value, were earnings per share, labor cost as a percentage of net sales, cost of quality as a percentage of cost of sales, net cash flow and stock price performance. The relative weights assigned to these objectives were equal except for earnings per share which was weighted more by a multiple of five and labor cost as a percentage of net sales and cost of quality as a percentage of cost of sales, each of which was weighted more by a multiple of one and one-half. Maximum bonuses that can be earned with respect to each of these objectives are set as a percentage of the executive's base salary. The maximum aggregate bonus that can be earned if all of the financial objectives are attained was 100% of the executive's base salary. Minimum achievement levels against each of the financial objectives are required before the portion of the bonus relating to that objective can be earned. The CEO and each of the Named Officers participated in the 1994 cash bonus incentive plan.
Long-term incentives are currently provided through the grant of stock options. The number of options granted is determined subjectively by considering the executive's ability to influence Arvin's long-term growth and profitability. Options are granted at the current market price and are exercisable commencing one year after the date of grant, or are granted in excess of the current market price and are exercisable more than one year after the date of grant. Since the value of an option is directly related to Arvin's stock price, it provides an incentive to create value for shareholders. Stock options are an important component of the Compensation Committee's long-term performance based compensation philosophy.
The compensation for Mr. Pond, the President and CEO, was consistent with this philosophy and exemplifies the performance oriented nature of the compensation program. Mr. Pond's cash bonus incentive was determined in accordance with the 1994 cash bonus incentive plan. In 1994, the minimum achievement levels were met on all of the financial objectives, except net cash flow and the financial objective relating to labor cost as a percentage of net sales was fully achieved. As a result, the cash bonus paid to Mr. Pond, as CEO for 1994 was substantially greater than that paid in 1993. Mr. Pond's employment agreement (see "Executive Compensation-Employment Agreement") did not impact the determination of his compensation for 1994. The stock options granted to the CEO during 1994 are consistent with the design and philosophy of the overall program and are shown above in the summary compensation table.
In consideration of the CEO's strong leadership in reducing and containing costs, the Committee decided that determining cash bonuses under the 1994 cash bonus incentive plan for the CEO and the Named Officers prior to restructuring and other charges was appropriate to measure performance because the restructuring and other actions, none of which represent 1994 cash costs, result from a more rapid recognition for accounting purposes of future reductions in the Company's cost structure.
The Compensation Committee believes this compensation philosophy and practice encourage outstanding individuals to achieve levels of performance that otherwise would not have been reached and to maintain their employment and personal commitment to Arvin. Arvin shareholders and customers are also beneficiaries.
Because Arvin's stock benefit plans are currently considered "performance based" and therefore not subject to the limitations on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, and because the Compensation Committee considers it unlikely that compensation subject to the one million dollar limitation will be paid to any of the Named Officers, the Committee has not yet had a need to adopt a policy relating to such compensation.

This report is submitted on behalf of the Compensation Committee:
Frederick R. Meyer,
Chairman
Richard W. Hanselman
Steven C. Beering

COMMON SHARE PRICE PERFORMANCE GRAPH
The graph below compares cumulative total return of the Arvin Common Shares with the S&P 500 Index and the Dow Jones Auto Parts and Equipment Index during the years 1990 through 1994, assuming the investment of $100 on December 31, 1989 and the reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return;
Among Arvin Industries, Inc., The S & P 500 Index and The Dow Jones Auto Parts & Equipment Index

Cumulative Total Return

                                      1990    1991    1992    1993    1994
                                      ----    ----    ----    ----    ----
Arvin Industries, Inc.                 113     149     215     230     172
S & P 500                               97     126     136     150     152
Dow Jones Auto Parts & Equipment        79     118     152     189     161

CERTAIN BENEFICIAL OWNERS
As of February 24, 1995, the only persons or groups known to Arvin to be the beneficial owners of more than 5% of the Common Shares, as reported in a Statement on Schedule 13G filed by each such person with the Securities and Exchange
Commission, were:

                                                Amount and nature of      Percent
Name and Address of Beneficial Ownership        Beneficial Ownership      of class
- ----------------------------------------        --------------------      --------
Cincinnati Financial Corporation                     1,368,120            6.15%
P. O. Box 145496
Cincinnati, OH 45250-5496

PRIMECAP Management Company                          1,113,000            5.00%
225 South Lake Avenue, #400
Pasadena, California 91101-3005

On January 2, 1995, Mr. Snyder beneficially owned 12,725
Arvin Common Shares, which includes 11,500 Common Shares subject to options which may be exercised within 60 days after January 2, 1995 and 360 shares held in the Arvin
Savings Plan.

On January 2, 1995, all directors and executive officers as a group (17 persons) beneficially owned 580,794 Arvin
Common Shares, or 2.6% of the outstanding Common Shares.

COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

Based solely upon its review of Reports on Forms 3, 4 or 5 and any amendments thereto furnished to Arvin pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, Arvin believes that all of such Forms were filed on a timely basis by reporting persons during 1994, with the exception of the following: each of Messrs. Baker, Pond, Hunt, Smith,
W. Frederick Meyer and Snyder filed their respective Form 5 late, which Forms included reports of transactions in the Arvin Savings Plan and the Arvin Equity Plan. In addition, Mr. Raymond Mack, an executive officer, inadvertently failed to file a Report on Form 3 in January, 1994. Arvin Common Shares and options to purchase Arvin Common Shares held by Mr. Mack were reported on his Form 5.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
PUBLIC ACCOUNTANTS

Based upon the recommendation of the Audit Committee, at its February, 1995 meeting, the Board of Directors approved the engagement of the accounting firm of Price Waterhouse as Arvin's independent certified public accountants for the fiscal year beginning January 2, 1995.
Representatives from Price Waterhouse will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.
Although not required to do so, the Board of Directors is submitting its appointment of auditors for shareholder ratification. In the event the appointment of Price Waterhouse is not ratified by the shareholders, it will be reconsidered by the Board of Directors. The Board recommends that its appointment of Price Waterhouse be ratified by the shareholders.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Pursuant to the rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received at Arvin's executive offices no later than November 11, 1995 to be considered for inclusion in next year's proxy materials. Further, Arvin's By-Laws set forth certain additional procedures regarding shareholder nominations of persons for election to the Board of Directors and shareholder proposals of business to be considered at meetings of the shareholders. Pursuant to these provisions, written notice of any shareholder nominations or proposals relating to the 1996 Annual Meeting of Shareholders must also be received by the Secretary of Arvin at its executive offices in Columbus, Indiana, no earlier than January 14, 1996 and no later than February 13, 1996.

BUSINESS TO BE TRANSACTED

At the date of this statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in this proxy statement. In the event that any other matters properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

By the order of the Board of Directors.

Ronald R. Snyder
Secretary of
ARVIN INDUSTRIES, INC.
Columbus, Indiana
March 10, 1995



COMMON STOCK    ARVIN INDUSTRIES, INC.                  PROXY

This Proxy is Solicited on Behalf of the Board of Directors for The Annual meeting to be held April 13, 1995

The undersigned hereby appoints James K. Baker and Ronald R. Snyder, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, for and on behalf of the undersigned to vote the shares of ARVIN INDUSTRIES, INC. registered in the name of the undersigned, or with respect to which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at Holiday
Inn Conference Center, 2480 Jonathan Moore Pike
(Highway 46 West), Columbus, Indiana, on April 13,
1995, at 10:30 A.M., and at any adjournment thereof, upon the matters set forth on the reverse side hereof.

The Board of Directors recommends a vote "FOR" proposals numbered 1 & 2.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued and TO BE SIGNED on reverse side.)


ARVIN INDUSTRIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK
INK ONLY.    ( o )

This proxy, as properly executed, will be voted in the
manner directed herein by the undersigned shareholder(s).
If no direction is given this proxy will be voted "FOR"
proposals numbered 1 & 2.
                                               For  Withheld FOR ALL Except
1.  Election of Directors for terms of 3 years-( )  ( )     Nominee(s) Written
    Nominees: J.P. Allen, S.C.Beering,                                  below
    J.P. Flannery, & V.W. Hunt                  --------------------------------

                                                For   Against   Abstain
2.  Ratification of appointment of Price        ( )   ( )       ( )
     Waterhouse as independent auditors.        3.In their discretion on such
                                                  other business as may properly
                                                  come before the meeting.

                                                Dated: __________________, 1995

                                                Signature:_____________________

The shareholder's signature below should correspond with the name of the shareholder as it appears here. A proxy executed by a corporation should be signed in its name by a duly authorized officer. If the proxy is to be signed by an attorney, executor, administrator, trustee, guardian or in any other representative capacity, the title of the person signing should be given in full.
When shares are held by joint tenants, both should sign.